Exhibit 10.10

EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT (the “Agreement”) is made effective as of JULY 1st, 2020 (“Effective Date”) between BOATIM INC. (the “Company”) and PATRICK BURKERT (“Executive”). The Company and Executive are collectively referred to as the “Parties” and each, a “Party”.

1.	Independent Executive. Subject to the terms and conditions of this Agreement, the Company hereby engages the Executive as an independent Executive to perform the services set forth herein, and the Executive hereby accepts such engagement.

2.	Services and Duties. The Executive will perform CHIEF MARKETING OFFICER services as more fully described in Addendum A (the “Services”) and Executive shall fulfil any other duties reasonably requested by the Company and agreed to by the Executive.

3.	Term. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect indefinitely (the “Term”). The Agreement may be terminated by either party by 3 month prior written notice.

4.	Compensation. As compensation for the services rendered pursuant to this Agreement, the Company shall pay the Executive compensation as described below.

a.	Sign-On Bonus. Company shall pay to Executive a sign-on EQUITY BONUS of 500,000 COMMON SHARES in the share capital of the Company, 50,000 shares within 2 weeks of the date of this Agreement, a further 200,000 shares after 6 months, the remainder after 12 months. Shares will be vested and remain restricted for 12 months from the date of issuance. Transfers are subject to this Agreement not being terminated within the restricted period.

b.	Cash. Executive has or will enter into a separate employment agreement with Company´s subsidiary company BOATIM EUROPE S.L. (the “S.L. Agreement”) which is to stipulate a cash compensation (the “Base Salary”) for the services rendered pursuant to the S.L. Agreement, whereas S.L. shall pay the Executive the sum of ONE HUNDRED FORTY FOUR THOUSAND EURO (€ 144,000.00) incl. all employee labor cost (“brutto”) in accordance with applicable local employment laws, payable in increments of €12,000.00 per month.

c.	Performance Bonus Shares. With respect to each fiscal year of the Company commencing during the Term, but only after payment of the twelfth increment of Base Salary, Executive shall be eligible to earn an annual share bonus award (the “Annual Bonus”), with a target amount equal to fifty percent (50%) of the Base Salary (the “Target Bonus”), based upon the achievement of performance targets established by the Board (or a committee thereof) in its discretion. The Annual Bonus shall be subject to the terms of any applicable annual bonus plan that may be adopted by the Company. The Annual Bonus, if any, shall be paid at the same time annual bonuses are paid to other senior executives of the Company generally, and shall be subject to Executive being employed by the Company on the date such Annual Bonus is paid.

5.	Expenses. During the Term, the Executive shall bill the Company and the Company shall reimburse the Executive for all reasonable and pre-approved out-of-pocket expenses which are incurred in connection with the performance of the Services hereunder. Notwithstanding the foregoing, costs for the time spent by Executive in traveling to and from Company facilities and events shall not be reimbursable unless otherwise agreed to in writing by Company.

6.	Written Reports. The Company may request that project plans, progress reports and a final results report be provided by Executive on a monthly or other periodic basis. A final results report may be due, at Company’s request, at the conclusion of the Agreement and shall be submitted to the Company in a confidential written report at such time. The results report shall be in such form and setting forth such information and data as is reasonably requested by the Company.

7.	Confidentiality. The Executive acknowledges that during the Term they will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Executive agrees that they will not disclose any of the aforesaid, directly or indirectly, or use any of the information in any manner, either during the Term or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Executive or otherwise coming into their possession, shall remain the exclusive property of the Company. The Executive shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Executive shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in their possession or under their control.

8.	Conflicts of Interest; Non-hire Provision. The Executive represents that they are free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Executive and any third party. Further, the Executive, in rendering their Services shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which they do not have a proprietary interest. During the Term, the Executive shall devote as much of their productive time, energy and abilities to the performance of their duties hereunder as is necessary to perform the required Services in a timely and productive manner. The Executive is expressly free to perform services for other parties while performing Services for the Company. For a period of twelve (12) months following termination, the Executive shall not, directly or indirectly hire, solicit, or encourage leaving the Company’s employment, any employee, consultant, or Executive of the Company or hiring any such employee, consultant, or Executive who has left the Company’s employment or contractual engagement within one year of such employment or engagement.

9.	Right to Injunction. The parties hereto acknowledge that the Services to be rendered by the Executive under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Executive of any of the provisions of this Agreement will cause the Company irreparable injury and damage. The Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Executive. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

10.	Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.

11.	Termination. The Company may terminate this Agreement (i) at any time by 30 working days’ written notice to the Executive. In addition, (ii) if the Executive is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directive of the Company, is guilty of serious misconduct in connection with performance hereunder, or materially breaches provisions of this Agreement, the Company at any time may terminate the engagement of the Executive immediately and without prior written notice to the Executive. Should the Company terminate this Agreement prior to its set end of term under (ii) above, Executive shall be owed payment of his compensation immediately and in full for the complete originally scheduled term, unless Company terminated this engagement following Executive´s resignation upon his own request.

12.	Independent Executive. This Agreement shall not render the Executive an employee, partner, agent of, or joint venturer with the Company for any purpose. The Executive is and will remain an independent Executive in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Executive’s compensation hereunder. The Executive shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

13.	Successors and Assigns. This Agreement shall only apply to Executive personally and none of the provisions of this Agreement shall be binding upon or inure to the benefit of the parties hereto or their respective heirs, if any, successors, or assigns.

14.	Choice of Law. The laws of the state of FLORIDA shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto and any disputes under this agreement are subjected to the exclusive jurisdiction of the courts of the State of FLORIDA, Miami-Dade County. The S.L. Agreement will be governed by the laws of Spain.

15.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

16.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

17.	Assignment. The Executive shall not be able to assign any of his rights under this Agreement, or delegate the performance of any of his Services hereunder, without the prior written consent of the Company.

18.	Notices. All notices hereunder shall be in writing and shall be sent by registered mail or certified mail, return receipt requested, postage prepaid and with receipt acknowledged, or by hand (to an officer if the party to be served is a corporation), or by facsimile or by e-mail, all charges prepaid, at the respective addresses set forth below. Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided herein:

If to the Company:	If to Executive:

BOATIM, Inc. 7950 NW 53rd Street, Suite 337 Miami, FL 33166 To: General Counsel, BOATIM, Inc.	At Executive’s home address as then shown in the Company’s personnel records

The date of making of personal service or of mailing or transmission via facsimile, or transmission via e-mail, whichever shall be first, shall be deemed the date of service, except that notice of change of address shall be effective only from the date of its receipt.

19.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

20.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and cancelled in their entirety and are of no further force and effect.

21.	Unenforceability of Provisions. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

22.	Indemnification. Executive hereby indemnifies Company and holds Company harmless against any damages, liability, costs, expenses and fees (including reasonable attorney’s fees and court costs) incurred as a result of or in connection with any claim or proceeding against Company arising out of any breach or claimed breach of this Agreement or of any warranty, representation or covenant by Executive herein, as well as any negligent act or omission by Executive. Executive agrees to pay Company on demand any amounts for which Executive may be responsible under the foregoing indemnity and, without limiting any of Company’s other rights or remedies, Company may deduct the same from any and all monies payable hereunder or any other agreement between Executive and Company if Executive does not so pay Company on demand.

23.	Representations and Warranties by Company. The Company represents and warrants to Executive that, as of the date of this Agreement:

a.	Organization and Corporation Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado; and has all required corporate power and authority to own its property and to carry on its business as now being conducted, to enter into this Agreement and to carry out the transactions contemplated hereby.

b.	Authorization. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provision of any charter, articles of incorporation, by-law, mortgage, lien, lease, agreement, contract, instrument, order judgment, or decree to which the Company is a party, or by which it is bound, and will not violate any other restriction of any other kind or character of which Company is subject. The execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

c.	Capitalization. There are sufficient authorized shares of common stock of the Issuing Company to cover the issuance of the Shares pursuant to this Agreement. There are restrictions on the transferability and sale of Shares imposed by or pursuant to federal securities law.

24.	Representations and Warranties By Executive. The Executive represents and warrants to the Company that, as of the date of this Agreement:

a.	Executive has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of the obligations in this Agreement.

b.	Executive’s entering into this Agreement with the Company and their performance of all of their obligations do not and will not conflict with or result in any breach or default under any other agreement to which they are subject.

c.	Executive has the required skill, experience and qualifications to perform Services in connection with this Agreement, they shall perform the Services in connection with this Agreement in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and they shall devote sufficient resources to ensure that the Services in connection with this Agreement are performed in a timely and reliable manner.

d.	Executive shall perform the services in connection with this Agreement in compliance with all applicable federal, state and local laws and regulations.

e.	The Company will receive good and valid title to the products resulting from this Agreement, if any, free and clear of all encumbrances and liens of any kind.

f.	If applicable, the periodic design documents and reports shall be the Executive’s original work (except for material in the public domain or provided by the Company) and, to the best of their knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

g.	Executive fully understands and agrees that Shares potentially being offered by the Issuing Company, might be offered at a price which might be arbitrarily determined without regard to any value of such Shares.

h.	Executive fully understands that the Issuing Company has a limited net worth.

i.	Executive acknowledges receipt of such information as they deem necessary or appropriate as a prudent and knowledgeable investor in evaluating the Shares issued as compensation.

j.	Executive understands that there exist inherent risks in accepting the Shares as compensation, which risks include, but are not limited to, the lack of liquidity of the Shares, and the Issuing Company’s lack of history. Executive agrees to accept all risks associated with accepting the Shares as compensation.

k.	Executive understands that the Issuing Company’s business is, by its nature, speculative; that Executive is aware that the financial resources of the Issuing Company are extremely limited and that it is very likely that the Issuing Company will require additional capital, and there is no assurance that such capital will be available if necessary; that Executive is familiar with the high degree of risk that is involved in the Issuing Company’s business, and that Executive is financially able and willing to accept the substantial risk involved in such investment, including the risk of loss of the entire amount invested.

l.	Executive understands that the Shares have not been registered for sale under federal or state securities laws and that said securities are being issued to Executive pursuant to a claimed exemption from the registration requirements of such laws which is based upon the fact that said securities are not being offered to the public. Executive understands that in order to satisfy such requirement they must be acquiring the Shares with no view to making a public distribution of said securities and the representations and warranties contained in this Section are given with the intention that the Issuing Company may rely thereon for purposes of claiming such exemption; and that they understand that they must bear the economic risk of their investment in the securities for a substantial period of time, because the securities have not been registered under the federal or state securities laws, and cannot be sold unless subsequently registered under such laws, or unless an exemption from such registration is available.

m.	Executive represents that they are acquiring the securities for their own account and for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Executive agrees that the Shares will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by the Executive unless (a) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (b) there is presented to the Issuing Company an opinion of counsel for Executive reasonably satisfactory to the Issuing Company that such registration is not required. Executive further agrees that the securities will not be offered for sale, sold or otherwise transferred unless, in the opinion of legal counsel for the Issuing Company, such sale or disposition does not and will not violate any provisions of any federal or state securities law or regulation.

25.	Acknowledgement of Binding Agreement. Executive acknowledges that this is a binding legal agreement and that Executive has read each page of this Agreement prior to its execution and that Executive fully understands its meaning and effect. Executive acknowledges and agrees that Executive has had the opportunity to have this Agreement reviewed by Executive’s attorney or has expressly elected to forego such review, and that by signing this Agreement, Executive intends to be legally bound by all its terms.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties agree that email/facsimile signatures shall be effective.

BOATIM, Inc.	Executive

Authorized Signatory	Name: Patrick Burkert

BOATIM, Inc.

Majority Shareholder

ADDENDUM A

INDEPENDENT EXECUTIVE AGREEMENT

CHIEF MARKETING OFFICER Responsibilities

1.	Define and develop marketing strategies to support the company’s overall projections, roadmap strategies, company’s mission and objectives and to promote revenue, profitability, and growth as an organization.

2.	Develop and execute a feasible marketing plan for the department and oversee its day-to-day implementation and budgets.

3.	Plan and organize marketing functions and operations (within product development, branding, communications, content, etc.), and ensure they project the company’s unique voice, branding and objectives.

4.	Build and manage a highly efficient and motivated team of marketing professionals

5.	Create a solid network of strategic partnerships within the industry

6.	Review activity reports and financial statements to determine progress and status in attaining objectives and revise objectives and plans in accordance with current conditions.

7.	Promote the company through written articles and personal appearances at conferences and on radio and TV and other.

8.	Represent the company at legislative sessions, committee meetings, and at formal functions.

9.	Promote the company to local, regional, national, and international constituencies.

10.	Oversee foreign marketing operations to include evaluating operating and financial performance.